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                                                                      EXHIBIT 12


                                 S3 INCORPORATED
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)



                                                           THREE MONTHS ENDED              SIX MONTHS ENDED
                                                         -----------------------        ---------------------
                                                          JUNE 30,     JUNE 30,         JUNE 30,     JUNE 30,
                                                           1998          1997             1998         1997
                                                         ---------     ---------        ---------    --------
Income (loss) before income taxes and equity
   in net income of joint venture                        $ (26,678)    $  (9,927)       $ (26,958)   $  8,944
Add fixed charges                                            1,652         1,731            3,382       3,475
                                                         ---------     ---------        ---------    --------
Earnings (as defined)                                    $ (26,678)    $  (8,196)       $ (23,576)   $ 12,419
                                                         =========     =========        =========    ========
Fixed Charges:
   Interest expense                                      $   1,530     $   1,609        $   3,139    $  3,231
   Amortization of debt issuance costs                         122           122              243         244
   Estimated interest component of rent expense                432           432              863         863
                                                         ---------     ---------        ---------    --------
Total fixed charges                                      $   2,084     $   2,163        $   4,245    $  4,338
                                                         =========     =========        =========    ========

Ratio of earnings to fixed charges                              --            --               --         2.9
                                                         =========     =========        =========    ========



For the three months ended June 30, 1998 and 1997 and for the six month period ended June 30, 1998, earnings were insufficient to cover fixed charges as evidenced by a less than one-to-one coverage ratio. Additional earnings of $28.8 million, $10.4 million and $27.8 million were necessary for the three months ended June 30, 1998 and 1997 and for the six month period ended June 30, 1998 respectively, to provide a one-to-one coverage ratio.



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